Exhibit 10.5

Employment Agreement
(English Translation)

This Agreement is entered into on the 1st of June, 2007 by and between Beijing LongYi JiuZhou Dismutase Biology Technology Co. LTD (hereinafter referred to as “Party A”) and Ms. Wei Wang (hereinafter “Party B”).

Whereas, Party A is willing to offer Party B employment, and Party B is willing to accept such offer subject to the following terms and conditions:

1. Term of Employment

The parties agree that the term of this agreement shall be from this 1st of June, 2007 to the 1st of June, 2010.

2. Party B’s duties (in specific description)

Party B’s duties shall include

2.1 According to Party A’s request which was discussed and communicated between A and B before, Party B acts as the President of Party A. Party A will evaluate Party B’s working performance. Party A has the right to change Party B’s position according to Party A’s evaluation on Party B’s capability and working performance.

2.2 Party B’s duties should be in accordance with Party A’s regulations issued under related Chinese laws. Party B should perform its duties according to Party A’s request and arrangement.

3. Party B’s Obligations and the Termination of the Agreement

3.1 Party B shall handle in a confidential manner all matters relating to Party A’s business. This confidentiality obligation shall remain effective during the period specified in the regulations or working rules concerned. In case that no time period is specified, it remains effective for successive three (3) years after Party B’s employment under this Agreement is terminated.

In the event that Party B violates any related law or regulation, or breaches this Agreement or working rules concerned, Party A may in its discretion terminate this Agreement. Party A also reserves the right to file lawsuits against Party B for civil liabilities.

3.2  During the term of this Agreement, Party B shall follow the directions and instructions of Party A to perform his/her duties in accordance with all regulations and relevant working rules.